Exhibit 3.2

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

INTERACTIVE MEDICAL TECHNOLOGIES, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That a meeting of the Board of Directors of INTERACTIVE MEDICAL TECHNOLOGIES, LTD., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:
          The name of the corporation (hereinafter called the "corporation") is KAIRE HOLDINGS INCORPORATED.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State Delaware at which meeting the necessary number of shares as required by the statute were voted in favor of the amendment.

THIRD:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:     That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Owen Naccarato has caused this certificate to be signed by, Steven Westlund, an Authorized Officer, this 3rd day of February, 1998.

                         By: /s/ Steven Westlund
                                 ---------------
                         TITLE OF OFFICER: Chief Executive Officer


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